Filed pursuant to Rule 433
Registration No. 333-279418
May 20, 2024
PRICING TERM SHEET

Issuer:	AEP Texas Inc.
Expected Ratings*:	Baa2 (negative) by Moody’s Investors Service, Inc. BBB+ (negative) by S&P Global Ratings, a division of S&P Global Inc. BBB+ (stable) by Fitch Ratings, Inc.
Transaction Date:	May 20, 2024
Settlement Date:	May 22, 2024 (T+2)
Designation:	Senior Notes, Series N, due 2029	Senior Notes, Series O, due 2034
Principal Amount:	$500,000,000	$350,000,000
Maturity:	May 15, 2029	May 15, 2034
Coupon:	5.45%	5.70%
Interest Payment Dates:	May 15 and November 15	May 15 and November 15
First Interest Payment Date:	November 15, 2024	November 15, 2024
Treasury Benchmark:	4.625% due April 30, 2029	4.375% due May 15, 2034
Treasury Yield:	4.457%	4.434%
Reoffer Spread:	T+100 basis points	T+130 basis points
Yield to Maturity:	5.457%	5.734%
Price to Public:	99.971% of the principal amount thereof	99.746% of the principal amount thereof
Redemption Terms:
Make-whole call:	Prior to April 15, 2029 at a discount rate of the Treasury Rate plus 15 basis points	Prior to February 15, 2034 at a discount rate of the Treasury Rate plus 20 basis points
Par call:	On or after April 15, 2029 at par	On or after February 15, 2034 at par
CUSIP/ISIN:	00108W AS9 / US00108WAS98	00108W AT7 / US00108WAT71
Minimum Denomination:	$2,000 and integral multiples of $1,000 in excess thereof
Joint Book-Running Managers:	Goldman Sachs & Co. LLC Mizuho Securities USA LLC RBC Capital Markets, LLC TD Securities (USA) LLC Wells Fargo Securities, LLC
Co-Managers:	Siebert Williams Shank & Co., LLC WauBank Securities LLC
*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Goldman Sachs & Co. LLC toll-free at (866) 471-2526, Mizuho Securities USA LLC toll-free at (866) 271-7403, RBC Capital Markets, LLC toll free at (866) 375-6829, TD Securities (USA) LLC toll-free at (855) 495-9846 or Wells Fargo Securities, LLC toll-free at (800) 645-3751.